Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER 2008 EARNINGS

DIVIDEND DECLARED OF $.185 PER SHARE

August 8, 2008

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced second quarter results for 2008.

First PacTrust Bancorp reported a net loss of $1.8 million and $630 thousand for the three and six month periods ended June 30, 2008 compared to net income of $800 thousand and $1.8 million for the three and six month periods of the prior year. The Company reported a net loss per share of $.43 and $.15 for the three and six month periods ended June 30, 2008, respectively, compared to diluted earnings per share of $.19 and $.43 for the three and six month periods ended June 30, 2007, respectively. On August 7, 2008, the Board of Directors declared a quarterly cash dividend of $.185 per share which will be paid on October 3, 2008 to stockholders of record on September 12, 2008.

The net losses reported for the quarter and six month period ended June 30, 2008 reflect loan loss provisions in light of deteriorated local housing markets. Hans Ganz, President and Chief Executive Officer, stated that “although the Company continues to operate in a challenging environment, as evidenced by the increase in non-performing assets, the Company has focused on identifying and addressing delinquent and non-performing loans and enhanced loan loss reserves to absorb probable incurred losses. As a result, the Company recorded a provision for loan losses of $5.9 million during the first six months of the current year, which increased the ratio of our allowance for loan loss to total loans to 1.46% compared to .87% and .65% at December 31, 2007 and June 30, 2007, respectively.” Mr. Ganz went on to say that “while the Company’s results for the second quarter were not acceptable, the Bank’s capital ratios continue to exceed the regulatory ‘well capitalized’ thresholds. Mr. Ganz went on to say that “in addition, with rates decreasing, liability costs have gone down, positioning the Company for improved interest rate spreads and margins going forward.”

Non-performing loans increased $21.2 million to $35.3 million at June 30, 2008 compared to $14.1 million at December 31, 2007. The increase in non-performing loans for the six month period ended June 30, 2008 was primarily related to three construction and land development loans totaling $27.2 million. Loan loss reserves totaling $6.6 million were established for these loans and included an allowance allocation of $1.5 million that was established in the prior year. The Company’s construction and land loan portfolio at June 30, 2008 totaled $39.7 million, representing 5.1% of the Company’s total loan portfolio. The remaining non-performing loan balance of $7.2 million primarily consists of residential real estate loans. Loan loss reserves totaling $376 thousand were established for these loans. The Company utilizes estimated current market values when assessing loan loss provisions for collateral dependent loans. At June 30, 2008, real estate acquired in settlement of loans totaled $436 thousand, based on the fair value of the collateral, and consisted of one single family property currently held for sale. Year-to-date charge-offs totaled $743 thousand compared to $13 thousand for the six months ended June 30, 2007. The current year net charge-offs consisted primarily of one commercial non-real estate loan totaling $653 thousand which was the only loan of this type in the Company’s portfolio. The allowance for loan losses as a percentage of loans outstanding was 1.46% at June 30, 2008 compared to 0.65% at June 30, 2007.

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2008
Total capital (to risk- weighted assets)	$80,825	12.92%	$50,035	8.00%	$62,544	10.00%
Tier 1 capital (to risk- weighted assets)	76,451	12.22	25,018	4.00	37,526	6.00
Tier 1 (core) capital (to adjusted tangible assets)	76,451	9.27	32,983	4.00	41,229	5.00

Mr. Ganz stated that “in light of current financial market and economic conditions, we are actively addressing credit related issues in our loan portfolio. We have no mortgage-related securities problems and our capital ratios clearly indicate that our depositors are part of a strong institution with capital ratios well above the minimum regulatory requirements.”

For the quarter ended June 30, 2008, net interest income before provision for loan losses increased $1.6 million to $5.7 million, compared to $4.1 million in the same period of the prior year primarily due to a 112 basis point decrease in the Company’s cost of funds, resulting from a decrease in short term interest rates as well as an $8.5 million decrease in the average balance of deposits. For the six months ended June 30, 2008, net interest income before provision for loan losses increased $2.2 million to $10.8 million, compared to $8.6 million in the same period of the prior year, due also to the Company’s decreasing cost of funds and decreased deposit balances. Interest income for the quarter ending June 30, 2008 decreased approximately $67 thousand, to $11.2 million, from $11.3 million in the same period of the prior year due to a $14.3 million decrease in the average balance of securities. For the six months ended June 30, 2008 interest income decreased by $666 thousand primarily due to a reversal of loan interest income in the amount of $1.0 million related to loans on non-accrual status and a 28 basis point reduction in the average yield on loans receivable from 6.28% to 6.00%.

Total interest expense decreased $1.6 million to $5.5 million for the quarter ended June 30, 2008, due primarily to a 112 basis point decrease in the Company’s cost of funds. In addition, the Company experienced an $8.5 million decrease in the average balance of deposits consisting mainly of institutional certificates of deposit which the Company did not want to maintain due to unreasonably high interest rates being paid by competitors. Although these deposits could be replaced with similar certificates of deposit, the Company feels that the current interest rate environment does not warrant attracting additional brokered deposits. For the six months ended June 30, 2008, total interest expense decreased $2.9 million to $11.7 million from $14.6 million for the six months ended June 30, 2007, due also to the Company’s decreasing cost of funds and decreased deposit balances. The Federal Open Market Committee of the Federal Reserve Board (“FOMC”) decreased the overnight lending rate by 225 basis points to 2.00% during the first six months of 2008. As a result, short term market interest rates continued to decrease during the first half of 2008 which resulted in lower deposit and borrowing costs. As a result, the Company’s margins have substantially increased over the prior period with the net interest spread increasing 64 basis points to 2.56% and the net interest margin increasing 55 basis points to 2.85%.

Equity decreased $3.1 million to $81.0 million at June 30, 2008, from $84.1 million at December 31, 2007, primarily due to the purchase of treasury stock in the amount of $1.6 million, the payment of dividends in the amount of $1.5 million and the net loss of $630 thousand. Equity increased due to ESOP shares earned of $346 thousand and stock awards earned of $267 thousand.

First Pac Trust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,230	$11,297	$22,569	$23,235
Total interest expense	5,523	7,151	11,737	14,600

Net interest income	5,707	4,146	10,832	8,635
Provision/(reduction) for loan losses	5,486	(74)	5,891	(90)

Net interest income after provision for loan losses	221	4,220	4,941	8,725
Noninterest income	563	629	1,143	1,209
Noninterest expense	3,265	3,676	6,851	7,174

Income/(loss) before taxes	(2,481)	1,173	(767)	2,760
Income tax provision/(benefit)	(685)	373	(137)	922

Net income/(loss)	$(1,796)	$800	$(630)	$1,838

Earnings/(Loss) per share
Basic	$(.43)	$.19	$(.15)	$.44

Diluted	$(.43)	$.19	$(.15)	$.43

	June 30, 2008	December 31, 2007
	(In thousands)
Selected Financial Condition Data
Total assets	$824,687	$774,720
Cash and cash equivalents	12,237	21,796
Loans receivable, net	771,707	710,095
Securities available-for-sale	5	4,367
Bank owned life insurance investment	17,358	17,042
Deposits	565,227	574,151
Advances from Federal Home Loan Bank	174,000	111,700
Shareholders’ equity	81,030	84,075

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Selected Financial and Capital Ratios (1)
Return on average assets	(.88%)	.41%	(.16%)	.47%
Return on average equity	(8.62)	3.84	(1.50)	4.43
General and administrative expenses to average assets	1.61	1.90	1.72	1.82
Efficiency ratio (2)	52.07	76.98	57.21	72.88
Net interest margin	2.94	2.24	2.85	2.30
Allowance for loan losses as % of loans	1.46	0.65	1.46	0.65
Non-performing assets to total assets (3)	4.29	1.37	4.29	1.37
Book Value per common share (4)	19.53	20.01	19.53	20.01

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents non interest expense divided by net interest income plus noninterest income.

This was adversely impacted by an $89,000 and $86,000 loss on the CRA Housing Investment during both quarters.

(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.